EXHIBIT 21.1
SUBSIDIARIES OF FARMER BROS. CO.

FBC Finance Company, a California corporation
Coffee Bean Holding Co., Inc., a Delaware corporation, the parent company of Coffee Bean International, Inc., an Oregon corporation
Coffee Bean International, Inc., an Oregon corporation
Sierra Herb Company, Inc. (inactive), a California corporation